Exhibit 99.1
AutoWeb Reports Fourth Quarter and Full Year 2020 Results

- Continued Focus on Effective Traffic Acquisition and Operational Efficiencies Drive Highest Level of Q4 Gross Profit and Margin Since 2017; Strong Foundation in Place for 2021 -

TAMPA, Fla. – Mar. 11, 2021 – AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, is reporting financial results for the fourth quarter and full year ended December 31, 2020.

“We reached another important milestone during the fourth quarter as we continued to execute on our strategic imperatives to transform AutoWeb and capitalize on the quickly evolving digital automotive landscape,” said Jared Rowe, President and CEO of AutoWeb. “While we continued to purposefully manage revenue down during the fourth quarter to address market impacts from COVID-19, we generated a 6% increase in gross profit, marking our strongest Q4 since 2017. We also materially improved our net loss and adjusted EBITDA year-over-year in the face of continued pandemic-related headwinds in our industry. Although Q4 and Q1 are seasonal low points for our business, we delivered a 1,300 basis point gross margin improvement in Q4 and generated positive cash flow and adjusted EBITDA. We believe our proven and disciplined operating model, coupled with our unique and exciting strategic plan, has us well-positioned for the year ahead.”

Fourth Quarter 2020 Financial Highlights
	Q4 2020	Q3 2020	Q4 2019
Total Revenues	$17.3	$17.8	$26.7
Gross Profit	$5.9	$6.4	$5.5
Gross Margin	34.0%	36.1%	20.7%
Net Income/(Loss)	$(0.9)	$(0.4)	$(3.2)
Net Income/(Loss) per share	$(0.07)	$(0.03)	$(0.24)
Adjusted EBITDA1	$0.5	$1.0	$(0.8)

Fourth Quarter 2020 Key Operating Metrics
	Q4 2020	Q3 2020	Q4 2019
Lead Traffic2 (millions)	17.6	18.7	25.8
Lead Volume3 (millions)	1.1	1.2	1.7
Retail Dealer Count4	1,785	1,707	2,203
Retail Lead Capacity5	112,000	105,000	129,000
Click Traffic6 (millions)	17.0	18.6	24.1
Click Volume7 (millions)	4.8	4.6	6.5

Rowe continued: “During the fourth quarter, our click product continued its recovery from mid-year COVID-19-related lows. This was largely driven by the addition of retail dealer customers, improved near-endemic buying of clicks, and an underlying market recovery that shows up within our non-endemic buyer pricing. As we have previously stated, this form of ‘search-based’ advertising has been more deeply impacted by the pandemic than other forms of media. Nevertheless, we have partially offset this impact through solid operational execution and intent focus on selling more clicks to endemic and near-endemic buyers.

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1 Refer to the note below about Non-GAAP financial measures.
2 Lead traffic = total visits to AutoWeb’s owned lead websites.
3 Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.
4 Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.
5 Retail lead capacity = the number of new and used vehicle leads contracted for by new or used retail vehicle dealers that the dealers wish to receive each month (i.e., “targets”) at the end of the applicable quarter.
6 Click traffic = total visits to AutoWeb’s owned click referral websites and AutoWeb's Click Traffic Affiliate Network websites.
7 Click volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb’s owned click referral websites and on AutoWeb's Click Traffic Affiliate Network websites.

“For our leads product, we have continued to intentionally operate at lower levels of media spend to better align our traffic acquisition with true consumer demand in the market. Our improved sequential retail dealer count and overall gross margins validate that our strategy is working, and we plan to continue this approach as we remain focused on product quality and bottom-line gains.

“Across our organization, we are deeply committed to supporting our dealer and OEM partners through this atypical time. Automotive sales in 2020 hit their lowest point since 2012, and broader recovery is not fully expected until the second half of this year. In addition, pandemic-related restrictions have bolstered the prevalence of online car-buying, further evolving the mediums in which vehicle purchases are taking place. As dealers prepare for sales volume recovery and seek to expand their digital retailing capabilities, we believe we are well-positioned to enhance the value we offer to our current and prospective partner network. The strategic investments we have made over the past year to enhance our products, technology and operations, as well as the recent partnerships we have formed, have us well positioned to continue enhancing our platform for the automotive consumer of tomorrow.”

Fourth Quarter 2020 Financial Results

Total revenues in the fourth quarter of 2020 were $17.3 million compared to $26.7 million in the year-ago quarter. The expected decline in total revenues was primarily attributable to lower lead and click volumes, along with sustained COVID-19 related headwinds across the automotive industry. AutoWeb continued to proactively reduce marketing spend to better align lead and click volumes with market demand amid this environment.

Gross profit in the fourth quarter of 2020 increased 6% to $5.9 million compared to $5.5 million in the year-ago quarter. As a percentage of revenue, gross profit increased significantly to 34.0% compared to 20.7%. The increase was driven by continued efficiencies in traffic acquisition and focus on higher-margin distribution channels.

Total operating expenses in the fourth quarter of 2020 decreased to $6.6 million compared to $8.6 million in the year-ago quarter. The decrease was primarily driven by continued prudent cost management throughout the organization.

Net loss in the fourth quarter of 2020 improved to $0.9 million or $(0.07) per share, compared to a net loss of $3.2 million or $(0.24) per share in the year-ago quarter.

Adjusted EBITDA in the fourth quarter of 2020 increased significantly to $0.5 million compared to $(0.8) million in the fourth quarter of 2019 (See “Note about Non-GAAP Financial Measures” below for further discussion).

At December 31, 2020, cash, cash equivalents and restricted cash totaled $15.1 million compared to $14.6 million at September 30, 2020.

At December 31, 2020, AutoWeb had an outstanding balance of $10.2 million on its revolving credit facility with CIT Northridge Credit compared to $10.0 million at September 30, 2020.

Full Year 2020 Financial Results

Total revenues in 2020 were $76.6 million compared to $114.0 million in 2019. The decrease was primarily attributable to the impacts of the COVID-19 pandemic across the automotive industry.

Gross profit in 2020 increased 5% to $23.7 million compared to $22.6 million in 2019. The increase was primarily driven by improved efficiencies in traffic acquisition and focus on higher-margin distribution channels throughout the year.

Total operating expenses in 2020 decreased to $29.2 million compared to $37.9 million in 2019. The decline reflects prudent cost controls throughout the organization, including proactive expense management measures taken upon the onset of the COVID-19 pandemic.

Net loss in 2020 improved to $6.8 million or $(0.52) per share, compared to a net loss of $15.2 million or $(1.17) per share in 2019.

Adjusted EBITDA in 2020 increased significantly to $0.2 million compared to $(5.1) million in 2019.

Conference Call
AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year results, followed by a question-and-answer session.

Date: Thursday, March 11, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 5897831

The conference call will also be broadcast live at www.autoweb.com (click on “Investors” and then click on “Events & Presentations”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 18, 2021. The call will also be archived in the Investors section of the company’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 5897831

Tax Benefit Preservation Plan
At December 31, 2020, the company had approximately $104.1 million in available net operating loss carryforwards (NOLs) for U.S. federal income tax purposes. AutoWeb reminds stockholders about its Tax Benefit Preservation Plan dated May 26, 2010, as amended (the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent.

The Plan was adopted by the company’s board of directors to preserve the company’s NOLs and other tax attributes, and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s 5% shareholders, for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5% shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of December 31, 2020, there were 13,169,204 shares of the company’s common stock, $0.001 par value, outstanding. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares. For more information about the Plan, please visit investor.autoweb.com/financial-information/tax.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at http://investor.autoweb.com/alerts.cfm.

Note about Non-GAAP Financial Measures
AutoWeb has disclosed Adjusted EBITDA in this press release, which is a non-GAAP financial measure as defined by SEC Regulation G. The company defines Adjusted EBITDA as net loss before interest, taxes, depreciation, amortization, non-cash stock-based compensation, non-cash gains or losses, and other extraordinary items. A table providing a reconciliation of Adjusted EBITDA is included at the end of this press release.

The company’s management believes that presenting Adjusted EBITDA provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, as well as providing for more consistent period-over-period comparisons. This non-GAAP measure assists management in its operational and financial decision-making and monitoring the company’s performance. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.

Forward-Looking Statements Disclaimer
The statements contained in this press release or that may be made during the conference call described above that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, projections, statements regarding future events, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company believes that its proven and disciplined operating model, coupled with its unique and exciting strategic plan, has the company well-positioned for the year ahead; (ii) the company plans to continue its strategy and remain focused on product quality and bottom-line gains; (iii) the company believes that it is well-positioned to enhance the value the company offers to its current and prospective partner network; and (iv) the strategic investments the company has made over the past year to enhance its products, technology and operations, as well as the recent partnerships it has formed, have the company well positioned to continue enhancing its platform for the automotive consumer of tomorrow, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company’s stock.

Company Contact
Mike Sadowski
Chief Financial Officer
949-862-3031
michael.sadowski@autoweb.com

Investor Relations Contact:
Sean Mansouri, CFA
Gateway Investor Relations
949-574-3860
AUTO@gatewayir.com

AUTOWEB, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)
	December 31	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$10,803	$892
Restricted cash	4,304	5,054
Accounts receivable, net of allowances for bad debts and customer credits
of $406 and $740 at December 31, 2020 and December 31, 2019 , respectively	13,955	24,051
Prepaid expenses and other current assets	847	1,265
Total current assets	29,909	31,262

Property and equipment, net	2,953	3,349
Right-of-use assets	2,892	2,528
Intangibles assets, net	4,733	7,104
Other assets	642	661
Total assets	$41,129	$44,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,233	$14,412
Borrowings under revolving credit facility	10,185	3,745
Accrued employee-related benefits	2,123	1,351
Other accrued expenses and other current liabilities	538	1,636
Current portion of the PPP Loan	1,384	-
Current portion of lease liabilities	1,015	1,167
Short term financing debt	65	-
Total current liabilities	22,543	22,311

Lease liabilities, net of current portion	2,191	1,497
Financing debt, net of current portion	60	-
Total liabilities	24,794	23,808

Stockholders' equity
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized;
13,169,204 and 13,146,831 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	366,087	364,028
Accumulated deficit	(349,765)	(342,945)
Total stockholders' equity	16,335	21,096
Total liabilities and stockholders' equity	$41,129	$44,904

AUTOWEB, INC.
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Lead generation	$13,632	$20,779	$61,114	$90,728
Digital advertising	3,619	5,895	15,441	23,173
Other	-	13	15	80
Total revenues	17,251	26,687	76,570	113,981
Cost of revenues	11,391	21,165	52,890	91,412
Gross profit	5,860	5,522	23,680	22,569

Operating Expenses
Sales and marketing	2,139	2,355	8,201	10,512
Technology support	1,480	2,053	6,574	8,849
General and administrative	2,764	3,455	12,718	14,175
Depreciation and amortization	205	731	1,711	4,371
Total operating expenses	6,588	8,594	29,204	37,907
Operating loss	(728)	(3,072)	(5,524)	(15,338)
Interest and other income (expense), net	(199)	(100)	(1,286)	119
Loss before income tax provision	(927)	(3,172)	(6,810)	(15,219)
Income taxes provision	10	5	10	10
Net loss and comprehensive loss	$(937)	$(3,177)	$(6,820)	$(15,229)

Basic and diluted loss per share:
Basic loss per common share	$(0.07)	$(0.24)	$(0.52)	$(1.17)
Diluted loss per common share	$(0.07)	$(0.24)	$(0.52)	$(1.17)

Shares used in computing net loss per share:
Basic	13,169	13,131	13,144	13,071
Diluted	13,169	13,131	13,144	13,071

AUTOWEB, INC. CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(6,820)	$(15,229)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,624	6,454
Provision for bad debt	291	293
Provision for customer credits	83	250
Share-based compensation	1,984	2,402
Right-of-use assets	1,426	1,697
Lease Liabilities	(1,248)	(1,706)
Gain on sale of investment	-	(250)
Write-down of assets	-	59
Loss on disposal of assets	6	-
Changes in assets and liabilities
Accounts receivable	9,722	2,304
Prepaid expenses and other current assets	418	(20)
Other non-current assets	19	(145)
Accounts payable	(7,279)	(3,753)
Accrued expenses and other current liabilities	(325)	(1,773)
Net cash (used in) provided by operating activities	1,901	(9,417)

Cash flows from investing activities:
Purchases of property and equipment	(596)	(1,640)
Proceeds from sale of investment	-	250
Net cash (used in) provided by investing activities	(596)	(1,390)

Cash flows from financing activities:
Borrowings under PNC credit facility	28,564	73,968
Payments under PNC credit facility	(32,308)	(70,223)
Borrowings under CNC credit facility	71,072	-
Payments under CNC credit facility	(60,887)	-
Borrowings under the PPP Loan	1,384	-
Payments on convertible note	-	(1,000)
Proceeds from exercise of stock options	75	408
Payments under financing agreement	(44)	0
Net cash provided by (used in) financing activities	7,856	3,153

Net increase in cash and cash equivalents and restricted cash	9,161	(7,654)
Cash and cash equivalents and restricted cash at beginning of period	5,946	13,600
Cash and cash equivalents and restricted cash at end of period	$15,107	$5,946

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents at beginning of period	$892	$13,600
Restricted cash at beginning of period	5,054	-
Cash and cash equivalents and restricted cash at beginning of period	$5,946	$13,600

Cash and cash equivalents at end of period	$10,803	$892
Restricted cash at end of period	4,304	5,054
Cash and cash equivalents and restricted cash at end of period	$15,107	$5,946

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1	$12
Cash refunds for income taxes	$849	$128
Cash paid for interest	$845	$176
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	1,790	-
Financing for the purchase of fixed assets	170	-
Purchases on account related to capitalized software	99	-

AUTOWEB, INC. RECONCILIATION OF ADJUSTED EBITDA (Amounts in thousands)

	December 31, 2020	September 30, 2020	December 31, 2019

Net loss	$(937)	$(448)	$(3,177)

Depreciation and amortization	649	698	1,197
Interest income	(3)	(23)	(16)
Interest expense	257	256	187
Other income (expense)	13	10	-
Income taxes	34	33	91
Non-cash stock compensation expense	459	497	640
Gain on government grant	-	-	-
Personnel Restructuring	-	-	252
Gain/loss on sale of asset	(5)	-	(9)
Gain/loss on disposal of assets	6	-
Gain/loss on investment	-	-	-
Adjusted EBITDA	$473	$1,023	$(835)